Exhibit 99.1

[TECO ENERGY LOGO]

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES AGREEMENT TO SELL ADDITIONAL INTEREST IN SYNFUEL OPERATION, REFINANCING OF SAN JOSE POWER STATION

TAMPA, FLORIDA – May 17, 2004 – TECO Energy (NYSE: TE) today announced an agreement by a subsidiary of TECO Coal to sell a 40.5 percent ownership interest in its synthetic fuel facilities, and the refinancing of TECO Wholesale Generation’s San José Power Station in Guatemala.

Synthetic Fuel Transaction

A subsidiary of TECO Coal has executed a purchase and sale agreement to sell a 40.5 percent ownership interest in its synthetic fuel facilities. The sale is scheduled to close June 1, 2004, subject to customary conditions. The sale will add to the previous 49.5 percent sale, which closed in 2003.

Chairman and CEO Robert Fagan said, “Upon closing, this sale will complete our announced plan to sell 90 percent of the ownership interest in our synfuel holdings and will further help us to achieve the cash flow objectives we outlined last month.”

In addition to retaining a 10 percent ownership interest in the facilities, the TECO Coal subsidiary will continue to supply the feedstock and operate the facilities.

San José Refinancing

A subsidiary of TECO Wholesale Generation has completed the refinancing of the San José Power Station in Guatemala. The non-recourse refinancing resulted in net proceeds of $40 million and the elimination of $11 million of TECO Energy letters of credit outstanding for the project. The lending bank group, which includes 23 Central American banks and a Bermuda-based fund, was led by Banco Industrial, S.A. of Guatemala.

TECO Energy is a diversified, energy-related holding company based in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Wholesale Generation, TECO Transport and TECO Coal. For more information, visit online: tecoenergy.com.

Contact:	News Media (Laura Plumb)	Investors (Mark Kane)
	813-228-1572	813-228-1772